EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                    Sharmila Rao
                                        Vice President, Corporate Communications
                                                                    937.291.8282
                                                        sharmila.rao@mcsinet.com

                  MCSi RECEIVES NOTICE OF DELISTING FROM NASDAQ
                     CONTINUES TO WORK ON RESTRUCTURING PLAN

DAYTON, OHIO - April 17, 2003 - MCSi, Inc. (Nasdaq: MCSI) announced today that The Nasdaq Stock Market has furnished it with a notice of intent to delist its Common Stock. The notice indicated that the Common Stock was being delisted due to the Company's failure to comply with certain Nasdaq Marketplace Rules, including Rules requiring the timely filing of the Company's annual report on Form 10-K for the year ended December 31, 2002, the maintenance of a $1 price for its Common Stock and the payment of Nasdaq's annual fees. The Board of Directors has determined not to appeal Nasdaq's determination. The Company expects that the Common Stock will be delisted from Nasdaq no later than the opening of business on April 25, 2003. As a result, Nasdaq will change the Company's trading symbol from "MCSI" to "MCSIE" to reflect the Company's filing delinquency.

When the Common Stock is delisted, the shares will not be immediately eligible to trade on the OTC Bulletin Board since, as noted above, the Company is not current in all of its periodic reporting requirements pursuant to the Securities Exchange Act of 1934, as amended. The Common Stock may become eligible for quotation on the OTC Bulletin Board if a market maker makes application to register in and quote the security in accordance with applicable SEC rules, and such application is cleared. The application cannot be cleared if the Company is not current in its filing obligations.

Separately, the Company announced that it was not scheduling its 2003 annual shareholders meeting, as it continues to work with the lenders under its secured credit facility to develop a restructuring plan. As previously reported, the lenders have agreed to forbear until May 2, 2003 from exercising certain remedies available to them as a result of certain defaults under the credit agreement.

MCSi cannot assure that it will be successful in developing such a restructuring plan on acceptable terms. If unsuccessful, following expiration of the forbearance period, the lenders will be entitled to exercise certain remedies, including an acceleration of all amounts due under the credit facility.

Gordon Strickland, the Company's President and Chief Executive Officer, stated:
"We were not surprised to receive this notice of delisting from Nasdaq. However, we are


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focusing our efforts developing a long-term restructuring plan with our lenders and rebuilding the confidence of our customers and suppliers."

About MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audio-visual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, computer, and office automation products and the legacy of technical support and field service at various locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, whether the Company will be successful in reaching an acceptable plan of restructuring with its lenders, general economic conditions, industry trends, factors relative to its concentration on the audio-visual systems integration industry, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, pending investigations and/or litigation, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risk relating to its international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.

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